Exhibit 10.1

ManpowerGroup Inc.

EXECUTIVE OFFICER PERFORMANCE SHARE UNIT AGREEMENT

This Performance Share Unit Agreement (this “Agreement”) is executed as of _____________ by and between ManpowerGroup Inc., a Wisconsin corporation (the “Corporation”), and _____________ (the “Employee”).

W I T N E S S E T H:

WHEREAS the Board of Directors of the Corporation has established the 2011 Equity Incentive Plan (the “Plan”) with the approval of the shareholders of the Corporation; and

WHEREAS, the Employee has been granted Performance Share Units under the Plan subject to the terms provided in this Agreement and the Plan.

NOW, THEREFORE, the Corporation and the Employee hereby agree as follows:

1.
Provisions of Plan Control. This Agreement shall be governed by the provisions of the Plan, the terms and conditions of which are incorporated herein by reference. The Plan empowers the Administrator to make interpretations, rules and regulations thereunder, and, in general, provides that determinations of the Administrator with respect to the Plan shall be binding upon the Employee. Unless otherwise provided herein, all capitalized terms in this Agreement shall have the meanings ascribed to them in the Plan. A copy of the Plan will be delivered to the Employee upon reasonable request.
2.
Terms of Award and Performance Goal. The Employee has been granted a Target Grant of ______ Performance Share Units under the Plan. The actual number of Performance Share Units that may be earned by Employee will be determined as described below, based upon the actual results for the Performance Period compared to the Performance Goal. If the Conditions are not satisfied, then except as otherwise provided in this Agreement, or the Plan (to the extent not superseded by this Agreement), no Performance Share Units shall be vested. The Performance Goal and the number of Performance Share Units that may be earned based on actual results for the average EBITAMP for the Performance Period will be as follows:

a. Initial Calculation of Performance Share Units Earned

Average EBITAMP for the Performance Period Initial Performance Share Units

Earned

Threshold EBITAMP (_____) 0% of Target Grant

Target EBITAMP (____) 100% of Target Grant

Outstanding EBITAMP (_____) 200% of Target Grant

If actual EBITAMP for the Performance Period is at or below Threshold EBITAMP specified above, no Performance Share Units will be earned, and if actual EBITAMP for the Performance Period exceeds Outstanding EBITAMP specified above, the number of Performance Share Units earned will equal the number earned for Outstanding EBITAMP. Actual EBITAMP for the Performance Period between Threshold EBITAMP and Target EBITAMP, or between Target EBITAMP and Outstanding EBITAMP shall result in a number of Performance Share Units

Exhibit 10.1

earned determined on a linear basis between. Notwithstanding the foregoing, if the EBITA Dollar Gate of $______ is not achieved during the Performance Period, the maximum number of Performance Share Units that can be earned will not exceed the Target Grant.

b. Adjustment of Performance Share Units Earned

If any Performance Share Units are earned pursuant to Section 2(a) above, the number of Performance Share Units earned shall be adjusted negatively or positively based on the Corporation’s Actual TSR against the total shareholder return for the rTSR Peer Group for the Performance Period, as determined pursuant to the TSR Calculation Methodology, as follows:

•
If the Actual TSR falls in the top quartile of total shareholder return for the rTSR Peer Group for the Performance Period, the number of Performance Share Units earned shall be increased by 25%.
•
If the Actual TSR falls in the bottom quartile of total shareholder return for the rTSR Peer Group for the Performance Period, the number of Performance Share Units shall be decreased by 25%.
•
If the Actual TSR falls in the second quartile (74th percentile through 51st percentile) of total shareholder return for the rTSR Peer Group for the Performance Period, an upward adjustment shall be made to the amount of PSUs earned using linear interpolation. The modifier in such case shall be calculated as follows: 1 + ((Percentile of the Actual TSR rank among the rTSR Peer Group for the Performance Period rounded to the nearest whole number – 50) ÷ 100)), where the resulting modifier will be multiplied by the number of Performance Share Units otherwise earned to determine the adjusted number earned.
•
If the Actual TSR falls in the third quartile (49th percentile through 26th percentile) of total shareholder return for the rTSR Peer Group for the Performance Period, a downward adjustment shall be made to the amount of PSUs earned using linear interpolation. The modifier in such case shall be calculated as follows: 1 - ((50 - Percentile of the Actual TSR rank among the rTSR Peer Group for the Performance Period rounded to the nearest whole number) ÷ 100)), where the resulting modifier will be multiplied by the number of Performance Share Units otherwise earned to determine the adjusted number earned.
•
By way of illustration only, if the Actual TSR resulted in the Corporation being in the 40th percentile of the rTSR Peer Group for the Performance Period, the number of Performance Share Units earned would be multiplied by 0.9 (1- ((50-40) / 100)).

The Committee shall use its reasonable discretion in determining the adjustment pursuant to this Section 2(b) and the Committee’s determination of where the Actual TSR falls relative to the total shareholder return for the rTSR Peer Group and the application of the modifier described in this Section 2(b) shall be adjusted in the event of any material non-recurring or unique event or circumstance that the Committee deems is appropriate, in such manner it determines is appropriate. Notwithstanding the foregoing, no such adjustment shall (i) reduce the number of Performance Share Units earned below the number of Performance Share Units earned in Section 2(a) above for achieving Threshold EBITAMP, (ii) increase the number of Performance Share Units earned in excess of the number of Performance Share Units earned in Section 2(a) above for achieving Outstanding EBITAMP, or (iii) increase the number of Performance Share

Exhibit 10.1

Units earned above the number of Performance Share Units earned for achieving Target EBITAMP if the EBITA Dollar Gate of $______ is not achieved during the Performance Period. Notwithstanding anything herein to the contrary, the Committee retains the discretion to decrease the number of Performance Share Units earned under this Award by any amount.

3.
Award Payment. The number of Performance Share Units earned shall be paid in Shares in February of the year after the Performance Period as soon as administratively practicable after the Committee has approved and certified the number of Performance Share Units that have been earned hereunder. Notwithstanding the foregoing, Awards of Performance Share Units that become earned and vested upon the Employee’s death, Disability or a Triggering Event as provided in Sections 4 or 5(b) below shall be paid in Shares as soon as administratively practicable after such death, Disability or Triggering Event. Further, to the extent that Performance Share Units granted hereunder become earned and vested in connection with the Employee’s Regular or Qualified Retirement, or upon an involuntary termination of employment (other than for Cause) or voluntary termination for Good Reason as provided in Section 5(a) below, such Award shall be paid to the Employee in Shares as soon as administratively practicable after the date the Committee has certified and approved the number of Performance Share Units that have been earned hereunder or, if required in order to avoid the imposition of a Section 409A penalty tax to the Employee, the payment of the Award shall be further delayed until the first business day after the date that is six (6) months after the date of the Employee’s “separation of service” as such term is defined under Section 409A of the Code.
4.
Termination of Employment. Except as otherwise provided in the Plan and except as otherwise provided in this Agreement, Employee must be an employee of the Corporation or any of its direct and indirect subsidiaries (the “ManpowerGroup”) continuously from the date of this Award until the last day of the Performance Period in order for Employee to receive any Shares with respect to any Performance Share units he or she may earn hereunder. Notwithstanding the foregoing, Sections 10(d)(2) and (3) of the Plan, regarding the earning and accelerated vesting of Awards upon a death, Disability or Retirement, shall not apply to this Agreement. Instead, upon Employee’s death or Disability during the Performance Period, Employee will immediately earn and become vested in the number of Performance Share Units the Employee would have otherwise earned if 100% of the Target Performance Goal had been achieved at the end of the Performance Period, with no adjustment under Section 2(b) above. In the event of Employee’s Regular Retirement during the Performance Period, Employee shall earn and become vested in a prorated number of Performance Share Units. The number of Performance Share Units earned and vested in connection with a Regular Retirement shall be the number of Performance Share Units determined by multiplying the number of Performance Share Units that would have been earned, taking into account the achievement of the Annual EBITA Dollar Gate during the Performance Period, if Employee had remained an Employee until the last day of the Performance Period, determined in accordance with the actual EBITAMP achieved at the end of the Performance Period, taking into account any adjustment pursuant to Section 2(b), above, by the quotient of (x) the number of full months between the first day of the Performance Period and the last day of the month in which the Employee’s Regular Retirement occurs divided by (y) 36 months. Upon Employee’s Qualified Retirement, Employee shall earn and become vested in the same number of Performance Share Units as a Regular Retirement, except that no proration shall be applied.
5.
Triggering Event. Section 10(e) of the Plan, regarding the earning and accelerated vesting of Awards after a Triggering Event or during a Protected Period, shall not apply to this Agreement. Instead,

Exhibit 10.1

a.
If a Triggering Event occurs during the Performance Period, upon the Employee’s termination of employment by the ManpowerGroup other than for Cause or upon the Employee’s voluntary termination of employment for Good Reason during the two-year period following the Triggering Event (but not later than the end of the Performance Period), Employee shall earn and/or become vested in the number of Performance Share Units that would have been earned if Employee had remained an Employee until the last day of the Performance Period (as determined by the Committee, taking into account (i) treatment of Participants with similar grants whose employment has continued beyond the Performance Period, (ii) revised Performance Goals, if any, as agreed to between the relevant parties to the Triggering Event, and (iii) the Corporation’s achievement toward the Performance Goals and the TSR of the Corporation compared to the total shareholder return of the rTSR Peer Group, if measurable after the Triggering Event.
b.
If the Employee’s employment is terminated by the ManpowerGroup other than for Cause or if the Employee voluntarily terminated his or her employment for Good Reason during a Protected Period, upon a Triggering Event, Employee shall earn and become vested in the same number of Performance Share Units that would have been earned if Employee had remained employed until the date of the Triggering Event and was terminated immediately thereafter (i.e., in the manner covered under Section 5(a) above).
6.
Dividend Equivalents and Voting Rights. The Employee shall be credited with additional PSUs equivalent to the dividends or distributions the Employee would have received if the Employee had been the owner of a number of Shares equal to the number of Performance Share Units earned by the Employee during the period that the Employee holds Performance Share Units. The manner of calculating and crediting such additional Performance Share Units shall be determined in the same manner as dividend equivalents are credited on Restricted Share Units under Section 8(j) the Plan, with two differences: (1) at each annual or other crediting date, the number of additional Performance Share Units credited shall be based on the assumption that the Performance Share Unit award will be earned at 100% of the Target Grant, and (2) immediately prior to the Award Payment as set forth in Section 3 above, the number of additional Performance Share Units credited to the Employee on each crediting date shall be adjusted to reflect the actual number of Performance Share Units earned by the Employee under Section 2 above, instead of using the Target Grant assumption. Performance Share Units credited to Employee under this Section 6 shall vest and be distributed on the same terms as the Performance Share Units granted to Employee under Section 2. The Employee shall not have any voting or other ownership rights in the Corporation arising from the grant of Performance Share Units under this Agreement.
7.
Taxes. The Corporation may require payment or reimbursement of or may withhold any tax that it believes is required as a result of the grant or vesting of such Performance Share Units or payments of Shares in connection with the Performance Share Units, and the Corporation may defer making delivery of any Shares in respect of Performance Share Units until arrangements satisfactory to the Corporation have been made with regard to any such payment, reimbursement, or withholding obligation.
8.
Definitions.

Exhibit 10.1

a.
“Actual TSR” means the total shareholder return of the Corporation for the Performance Period, calculated pursuant to the “TSR Calculation Methodology.”
b.
“Target Grant” means the number of Performance Share Units established for Employee to earn at Target EBITAMP.
c.
“EBITAMP” means annual operating profit plus amortization, divided by revenue from services, both determined in accordance with GAAP as reported on the Company’s audited financial statements, with the following adjustments to be made (a) to reverse the impact of a change in accounting method during the Performance Period (b) or for any of the following items: (i) extraordinary items, (ii) goodwill impairment, (iii) nonrecurring restructuring gains or charges, (iv) accounting adjustments related to acquisitions or dispositions where the Company previously held an ownership interest, (v) non-recurring adjustments exceeding $10 million pertaining to prior periods outside of the period of measurement, (vi) tax or regulatory law changes, (vii) change in client contracts that result in a change in accounting or (c) to reflect the impact of material acquisitions made by the Company during the Performance Period.
d.
“Performance Goal” means the EBITAMP targets for the Performance Period as set by the Administrator.
e.
“Performance Period” means the 36-month period beginning on ________ and ending on ________.
f.
“Service” means the period beginning on the date the Employee’s employment with the ManpowerGroup commences and ending on the date the Employee’s employment with the ManpowerGroup terminates.
g.
“EBITA Dollar Gate” means the minimum average annual operating profit dollars plus amortization that can be achieved during the Performance Period. Operating profit is determined in accordance with GAAP as reported on the Corporation’s audited financial statements, with adjustments to be made (a) to reverse the impact of a change in accounting method during the Performance Period (b) or for any of the following items: (i) extraordinary items, (ii) goodwill impairment, (iii) nonrecurring restructuring gains or charges, (iv) accounting adjustments related to acquisitions or dispositions where the Company previously held an ownership interest, (v) non-recurring adjustments exceeding $10 million pertaining to prior periods outside of the period of measurement, (vi) tax or regulatory law changes, (vii) change in client contracts that result in a change in accounting or (c) to reflect the impact of material acquisitions made by the Company during the Performance Period.
h.
“Qualified Retirement” will mean termination of the Employee’s employment on or after both of the following conditions have been met (or waived by the Committee):

Exhibit 10.1

i.
Employee has attained age 55 and has completed 10 years of Service; and
ii.
The Committee has approved a succession plan, as recommended by the Corporation’s CEO, for the Employee or with respect to his position.
i.
“Regular Retirement” will mean termination of the Employee’s employment on or after the Employee has attained age 55 and has completed 10 years of Service, but at a time when the conditions required for a Qualified Retirement have not been met nor waived.
j.
“rTSR Peer Group” shall include the following companies:

______________	______________
______________	______________
______________	______________
______________	______________
______________	______________
______________	______________
______________	______________
______________

k.
The companies in the rTSR Peer Group shall be adjusted in the event of any merger, acquisition, divestiture or business combination or material non-recurring or unique event or circumstance impacting a selected company or any other circumstance that the Committee determines is appropriate, in such manner it determines is appropriate..“Termination for “Cause” will mean termination of the Employee’s employment upon:
i.
Employee’s repeated failure to perform his duties with the ManpowerGroup in a competent, diligent and satisfactory manner as determined by the Corporation’s Chief Executive Officer in his reasonable judgment;
ii.
Employee’s failure or refusal to follow the reasonable instructions or direction of the Corporation’s Chief Executive Officer, which failure or refusal remains uncured, if subject to cure, to the reasonable satisfaction of the Corporation’s Chief Executive Officer for five (5) business days after receiving notice thereof from the Corporation’s Chief Executive Officer, or repeated failure

Exhibit 10.1

or refusal to follow the reasonable instructions or directions of the Corporation’s Chief Executive Officer;
iii.
any act by Employee of fraud, material dishonesty or material disloyalty involving the ManpowerGroup;
iv.
any violation by Employee of a ManpowerGroup policy of material import (including, but not limited to, the Code of Business Conduct and Ethics, the Insider Trading Policy, the Anti-Corruption Policy and policies included in the Employee Handbook);
v.
any act by Employee of moral turpitude which is likely to result in discredit to or loss of business, reputation or goodwill of the ManpowerGroup;
vi.
Employee’s chronic absence from work other than by reason of a serious health condition;
vii.
Employee’s commissions of a crime the circumstances of which substantially relate to Employee’s employment duties with the ManpowerGroup; or
viii.
the willful engaging by Employee in conduct which is demonstrably and materially injurious to the ManpowerGroup.
ix.
For purposes of this Agreement, no act, or failure to act, on Employee’s part will be deemed “willful” unless done, or omitted to be done, by Employee not in good faith.
l.
“TSR Calculation Methodology” means that both Actual TSR and the total shareholder return for each company in the rTSR Peer Group shall be calculated using the 20-day trading price average of a share of the Corporation’s common stock or an rTSR Peer Group company’s common stock ending on the last day immediately prior to the commencement of the Performance Period and the 20-day trading price average ending on the last day of the Performance Period, adjusted to include dividends paid on a share during the Performance Period (i.e., using the dividend accumulation method and not the dividend reinvestment method for such adjustment).
m.
“Good Reason” will mean, without the Employee’s consent, the occurrence of any one or more of the following:
i.
any material breach of any material obligation of the ManpowerGroup for the payment or provision of compensation or other benefits to Employee;
ii.
a material diminution in Employee’s base salary
iii.
a material diminution in Employee’s authority, duties or responsibilities, accompanied by a material reduction in

Exhibit 10.1

Employee’s target bonus opportunity for a given fiscal year (as compared to the prior fiscal year), except where all senior level executives have similar proportionate reductions in their target bonus percentages;
iv.
a material diminution in Employee’s authority, duties or responsibilities which is not accompanied by a material reduction in Employee’s target bonus opportunity but which diminution occurs within two years after the occurrence of a Triggering Event;
v.
a material reduction in Employee’s target bonus opportunity for a given fiscal year (as compared to the prior fiscal year) which is not accompanied by a material diminution in Employee’s authority, duties or responsibilities, but which reduction occurs within two years after the occurrence of a Triggering Event; or
vi.
Employee’s being required by the Corporation to materially change the location of his principal office; provided such new location is one in excess of fifty miles from the location of Employee’s principal office before such change.

Notwithstanding the provisions above, Good Reason does not exist unless (i) Employee objects to any material diminution or breach described above by written notice to the Corporation within twenty (20) business days after such diminution or breach occurs, (ii) the Corporation fails to cure such diminution or breach within thirty (30) days after such notice is given and (iii) Employee’s employment with the ManpowerGroup is terminated by Employee within ninety (90) days after such diminution or breach occurs.

9.
Data Privacy. In order to facilitate the grant of RSUs hereunder, Employee acknowledges the collection, use and transfer of personal data as described in this Paragraph 9 and in the Corporation’s Privacy Policy found at https://manpowergroup.com/privacy-policy. Employee understands that the Corporation and/or its Subsidiaries and/or agents working on its behalf, may hold certain personal information about the Employee such as the Employee’s name, home address and telephone number, social security number, tax identification number or other employee identification number, country of residence, salary, shares of common stock or directorships held in the Corporation, details of all Corporation stock options or other entitlement to shares of common stock awarded, canceled, exercised, vested, unvested or outstanding, for the purpose of managing and administering the Plan (“Data”). Employee further understands that the Corporation and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purposes of implementation, administration and management of participation in the Plan. The Corporation and/or any of its Subsidiaries may each further transfer Data to agents, such as to a broker or other third party, assisting the Corporation in the implementation, administration and management of the Plan including any requisite transfer of such Data as may be required for the subsequent holding of shares on the Employee’s behalf. Employee understands that such Data recipients may be located in the Employee’s country of residence or elsewhere, such as the United States. Employee authorizes all applicable parties specified herein to receive, possess, use, retain, transfer and retire Data in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan. Employee understands that he or she may, at any time, view the Data, request changes or ask questions by contacting a global human resources representative of the Corporation.

Exhibit 10.1

10.
Multiple Executed Copies. This Agreement may be executed in multiple copies, each of which will constitute an original, and which together will constitute one and the same agreement providing for a single grant of Performance Share Units.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed as of the date and year first above written.

ManpowerGroup Inc.

By:

The undersigned Employee hereby accepts the foregoing grant of Performance Share Units and agrees to the several terms and conditions hereof and of the Plan.

[Insert Employee] Employee